Exhibit 23.2

CONSENT

1. We hereby consent to the disclosure, in the 2005 Annual Information Form (“AIF”) dated March 31, 2006, that Crystallex International Corporation (“Crystallex”) is filing with the Ontario Securities Commission (“OSC”), subject to qualification in paragraph 3 below, of the written information attributed to us and provided to Crystallex contained in our reports entitled “Las Cristinas Project, Feasibility Study, September 2003 (20,000 t/d Feasibility Study)” and “Development Plan—2005, Update to the Feasibility Study Issued September 2003, (Development Plan)”, relating to the Las Cristinas property in Venezuela (referred to as the “Feasibility Study”). We also consent to such AIF being attached as an Exhibit 99.1 in the Annual Report on Form 40-F for the year ended December 31, 2005, that Crystallex filed on March 31, 2005, and in amendment no. 1 thereto that Crystallex is filing (collectively, the “Form 40-F”) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

2. Subject to qualification in paragraph 3 below, SNC-Lavalin Engineers & Constructors Inc. (“SLE&C”) has no reasonable ground to believe, and does not in fact believe, that there had been a misrepresentation in such AIF in respect of the contents of the 20,000 t/d Feasibility Study, provided, however, that SLE&C has not reviewed any documents incorporated by reference in the AIF and this consent does not apply to those documents.

3. SLE&C are delivering services under the EPCM agreement with Crystallex and are not in any contractual relations with respect to the development of the Las Cristinas property.

4. The work and/or services described in the following portions of the 20,000 t/d Feasibility Study and the Development Plan were performed, and the opinions in respect thereof are expressed by others, and edited by SLE&C for consistency of format only:

1.1	Geology and resources (including mineral resource estimates based on estimates performed by Crystallex);
1.2	Open Pit mine design;
1.3	Metallurgical test work;
1.4	Geotechnical test work;
1.5	Environmental baseline data field work;
1.6	General and Administration costs for the operating cost estimate; and
1.7	Owner’s costs input for the capital cost estimate.

5. SLE&C has not taken any steps to audit or confirm such information and, as such, SLE&C expresses no opinions in respect of these matters.

6. We also consent to the use of our name under the heading “Experts” in any filing of such AIF and in Form 40-F.

Date: May 16, 2006	SNC-Lavalin Engineers & Constructors Inc.

	By:	/s/ Ian Pritchard

Name: Ian Pritchard Title: Vice-President and General Manager, Mining and Metallurgy